Exhibit 2.1

PURCHASE AGREEMENT

Dated as of January 18, 2005

Among

VISA U.S.A. INC.

And

MERCHANT PROCESSING HOLDINGS, INC.

as Sellers,

VITAL PROCESSING SERVICES L.L.C.

And

TOTAL SYSTEM SERVICES, INC.

as Purchaser

(i)

(ii)

Exhibits

Exhibit 1.01(a) (Company Competitors)
Exhibit 1.01(b) (Knowledge of the Company)
Exhibit 1.01(c) (Knowledge of Purchaser)
Exhibit 1.01(d) (Knowledge of the Sellers)
Exhibit 5.09 (Certain Provisions Regarding Competition)
Exhibit 5.09(a) (Competitive Activities)
Exhibit 5.09(c) (Key Employees)
Exhibit 5.10 (Resignations)
Exhibit 5.13(a) (Contracts Relating to License Agreement)
Exhibit 5.13(b) (Certain Matters Relating to License Agreement)
Exhibit 7.01(e) (Form of Services Agreement)
Exhibit 7.01(f) (Contract)

(iii)

Glossary of Defined Terms

Term	Section
AAA	Section 10.10. (c)
Acquisition	Section 2.01.
affiliate	Section 1.01.
Agreement	Preamble
Ancillary Agreements	Section 1.01.
Applicable Law	Section 1.01.
Balance Sheet	Section 1.01.
business day	Section 1.01.
Change of Control	Section 1.01.
Closing	Section 2.02.
Closing Date	Section 2.02.
Code	Section 1.01.
Company Benefit Plan	Section 1.01.
Company	Preamble
Company Competitors	Section 1.01.
Company Material Adverse Effect	Section 1.01.
Competitive Activities	Section 5.09.
Confidentiality Agreement	Section 1.01.
Consent	Section 3.03. (b)
Contract	Section 1.01.
control	Section 1.01.
Dispute Notice	Section 10.10. (b)
DOJ	Section 5.05. (b)
Election Notice	Section 5.08.
Electronic Commerce	Section 5.09.(e)
ERISA	Section 1.01.
Estimated Final Tax Distribution	Section 6.06.
Final Tax Distribution	Section 6.06.
FTC	Section 5.05. (b)
Governmental Entity	Section 1.01.
HSR Act	Section 1.01.
including or includes	Section 1.01.
indemnified party	Section 9.11.
Intellectual Property	Section 1.01.
Interests	Preamble
Judgment	Section 3.03. (a)
Key Employee	Section 1.01.
knowledge of Purchaser	Section 1.01.
knowledge of the Company	Section 1.01.
knowledge of the Sellers	Section 1.01.
Leased Property	Section 1.01.

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Term	Section
Legal Dispute	Section 1.01.
License Agreement	Section 1.01.
Liens	Section 3.04.
Limited Liability Company Agreement	Section 1.01.
Losses	Section 9.05.
MPH	Preamble
North American Competition Laws	Section 1.01.
Outside Date	Section 8.01.(a)(iv)
Parent	Preamble
Parent Entities	Section 1.01.
Parent Trademark License Agreement	Preamble
Permitted Liens	Section 1.01.
person	Section 1.01.
Pioneering and Piloting Efforts	Section 5.09.
Pre-Closing Tax Period	Section 1.01.
Proceedings	Section 3.05.
Proposed Terms	Section 5.08.
Purchase Price	Section 2.01.
Purchaser	Preamble
Purchaser Direct Claims	Section 9.02.
Purchaser Disclosure Schedule	Section 4.04.
Purchaser Identified Representations	Section 9.10. (a)
Purchaser Indemnified Parties	Section 9.01.
Purchaser Loss	Section 9.01.
Purchaser Material Adverse Effect	Section 1.01.
Restraint	Section 7.01. (c)
Seller	Preamble
Seller Direct Claims	Section 9.06.
Seller Identified Representations	Section 9.10. (c)
Seller Indemnified Parties	Section 9.05.
Seller Loss	Section 9.05.
Seller Material Adverse Effect	Section 1.01.
Sellers’ Disclosure Schedules	Section 2.01.
Services Agreement	Preamble
subsidiary	Section 1.01.
Tax or Taxes	Section 1.01.
Tax Return	Section 1.01.
Taxing Authority	Section 1.01.
Term	Section 5.09.(a)
Territory	Section 1.01.
Third Party Claim	Section 9.11.
Third Party Purchaser	Section 5.08.
Transfer Notice	Section 5.08.
Visa International Trademark License Agreement	Preamble

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     PURCHASE AGREEMENT, dated as of January 18, 2005 (this “Agreement”), among Visa U.S.A. Inc., a Delaware corporation (“Parent”), Merchant Processing Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“MPH”), Vital Processing Services L.L.C., a Delaware limited liability company (the “Company”) and Total System Services, Inc., a Georgia corporation (“Purchaser”). As used in this Agreement, Parent and MPH are sometimes collectively referred to as the “Sellers” and individually as a “Seller” as the context requires.

     WHEREAS, MPH and Purchaser own all the issued and outstanding membership units of the Company;

     WHEREAS, Purchaser desires to purchase from MPH, and MPH desires to sell to Purchaser, all the issued and outstanding membership units of the Company owned by MPH (the “Interests”);

     WHEREAS, concurrently with the consummation of the Acquisition and the other transactions contemplated hereby, the Company and Parent will enter into an amended and restated services agreement (the “Services Agreement”) pursuant to which each party desires to procure from the other, and each party is willing to perform for the other, certain services following the Closing Date (as defined below) as more fully described in the Services Agreement;

     WHEREAS, concurrently with the consummation of the Acquisition and the other transactions contemplated hereby, the Company and Parent will enter into a trademark license agreement (the “Parent Trademark License Agreement”) pursuant to which the Company will receive a license to use a certain trademark of Parent as more fully described in the Parent Trademark License Agreement; and

     WHEREAS, concurrently with the consummation of the Acquisition and the other transactions contemplated hereby, the Company and Visa International Service Association or Parent will enter into a trademark license agreement (the “Visa International Trademark License Agreement” and together with the Parent Trademark License Agreement, the “Trademark License Agreements”) pursuant to which the Company will receive a license to use a certain trademark of Visa International Service Association as more fully described in the Visa International Trademark License Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

     Section 1.01. Definitions. The following terms used in this Agreement have the following meanings:

     “affiliate” means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person provided, that the Company shall not be regarded as an affiliate of Purchaser or any Seller.

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     “Ancillary Agreements” means the Services Agreement and the Trademark License Agreements.

     “Applicable Law” means any statute, law, ordinance, rule or regulation promulgated by any Governmental Entity.

     “Balance Sheet” means the balance sheet of the Company as of September 30, 2004.

     “business day” shall refer to a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York.

     “Change of Control” means any (i) transaction, through merger, consolidation, reorganization, sale of capital stock or otherwise in which any person acquires beneficial ownership (within the meaning of Rule 13(d)-3 under the Securities Exchange Act of 1934) of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors or (ii) sale of all or substantially all the assets of the Company in one or any series of transactions (whether such assets are then assets of the Company or are then held by an affiliate of Purchaser).

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Company Benefit Plan” means each “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and each other plan, arrangement, contract, agreement or policy relating to employment or a termination of employment, options to purchase membership units in the Company, the redemption of options to purchase membership units in the Company, unit purchases, deferred compensation, long-term and short-term incentive compensation, severance, fringe benefits or other employee benefits under which or with respect to which the Company has or may have any material liability, whether directly or indirectly or contingent or otherwise.

     “Company Competitors” means those persons listed on Exhibit 1.01(a) (and any successor thereof) and other persons (including in-house authorization, capture, and clearing and settlement platforms) engaged in the business of providing services that are substantially similar to those provided by the Company in the merchant acquirer processing industry and that are described on Exhibit 5.09(a), when such other persons have more than 50,000 merchant outlets boarded on their systems.

     “Company Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or would reasonably be expected to be materially adverse to the (a) financial condition, (b) results of operations, (c) properties, (d) assets or (e) liabilities (contingent or otherwise) of the Company other than any state of fact, change, event, effect or occurrence relating to the economy in general and not specifically related to or otherwise specifically affecting the Company.

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     “Confidentiality Agreement” means that certain confidentiality agreement dated as of January 7, 2005 by and among Purchaser, the Company and Parent.

     “Contract” means any lease, sublease, license, indenture, note, agreement, commitment, arrangement or other contract, whether written or oral.

     “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Governmental Entity” means any federal, state, local or foreign government or court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “including” or “includes” means including, without limitation.

     “Intellectual Property” means: (i) all business names, trade names, registered and unregistered trademarks (including common law marks), trade dress and service marks (including all U.S. federal, state, and foreign registrations with respect to any of the foregoing, and applications for registration of any of the foregoing), (ii) all patents (including all reissues, divisions, continuations, continuations in part, and extensions thereof) and patent applications, in any jurisdiction, (iii) all copyrights in both published and unpublished works, whether registered (if capable of registration in any relevant jurisdiction) or unregistered (including all U.S. and foreign registrations and applications for registration of the foregoing), (iv) all computer software (in both source code and object code), including (A) any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, and (C) the software technology supporting any Internet site(s), (v) all internet domain names and related registrations, (vi) all information, without regard to form, including, but not limited to, technical or non technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy and (vii) all other unregistered intellectual property rights, including know-how, confidential information, customer lists, technical documentation, technical information, data, technology, research records, plans, drawings, schematics, compilations, devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible.

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     “Key Employee” means each employee of the Company or the Sellers, as applicable, employed in certain employment categories of the Company or the Sellers, as applicable, in each case, as set forth on Exhibit 5.09(c).

     “knowledge of the Company” means the actual knowledge of the persons listed on Exhibit 1.01(b) after due and reasonable inquiry with respect to the matters at hand.

     “knowledge of Purchaser” means the actual knowledge of the persons listed on Exhibit 1.01(c) after due and reasonable inquiry with respect to the matters at hand.

     “knowledge of the Sellers” means the actual knowledge of the persons listed on Exhibit 1.01(d) after due and reasonable inquiry with respect to the matters at hand; provided that with respect to the representations and warranties of the Sellers made in Section 3.07 and the covenant in Section 5.03(a), “knowledge of the Sellers” shall mean the actual knowledge of such persons without any obligation of inquiry).

     “Leased Property” means all real property and interests in real property leased by the Company with annual rental payments in excess of $100,000.

     “Legal Dispute” means any action, suit or proceeding between or among the parties and their respective affiliates arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Agreement (but not the License Agreement or any Ancillary Agreement).

     “License Agreement” means the License Agreement dated as of May 17, 1996 by and between MPH and the Company.

     “Limited Liability Company Agreement” means the Vital Processing Services L.L.C. Amended and Restated Limited Liability Company Agreement dated as of May 4, 2000 between Purchaser and MPH.

     “North American Competition Laws” means the competition and antitrust laws regulating mergers, acquisitions and other business combinations in the jurisdictions of Canada and Mexico.

     “Parent Entities” means Parent, MPH and their respective subsidiaries but shall in no event include Visa International Service Association.

     “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairman’s or other like Liens arising or incurred in the ordinary course of business, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary cause of business, (iii) Liens for Taxes and other governmental charges that are not due and payable or that may thereafter be paid without penalty, (iv) mortgages and Liens that secure debt that are reflected as a liability on the

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     Balance Sheet, (v) other imperfections of title, licenses or encumbrances, if any, which do not, individually or in the aggregate, materially impair the continued use or operation of the assets to which they relate in the business of the Company as presently conducted, (vi) easements, covenants, rights-of-way and other similar restrictions of record, (vii) any conditions that may be shown by a current, accurate survey or that would be apparent as part of a physical inspection of any Leased Property made prior to the date hereof, (viii) any Liens that affect the title of the landlord (or any underlying landlord) in and to the property of which the Leased Property forms a part and (ix) (A) zoning, building and other similar restrictions, (B) mortgages, liens, easements, covenants, rights-of-way and other similar restrictions that have been placed by any developer, landlord or other third party on any Leased Property and subordination or similar agreements relating thereto and (C) unrecorded easements, covenants, rights of way and other similar restrictions.

     “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

     “Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portions ending on the Closing Date of all taxable periods that include (but do not end on) the Closing Date.

     “Purchaser Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or would reasonably be expected to prevent or materially delay the performance by Purchaser of any of its obligations hereunder or the ability of Purchaser to consummate the Acquisition or the other transactions contemplated hereby.

     “Seller Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or would reasonably be expected to prevent or materially delay the performance by the Sellers of any of their respective obligations hereunder or the ability of the Sellers to consummate the Acquisition or the other transactions contemplated hereby.

     “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests, of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

     “Tax” or “Taxes” means all forms of taxation imposed by any federal, state, local, foreign or other Taxing Authority, including income, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding and other taxes of any kind, including any interest, penalties and additions thereto.

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     “Taxing Authority” means any federal, state, local or foreign government, any subdivision, agency, commission or authority thereof or any quasi-governmental body exercising tax regulatory authority.

     “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including any amendment made with respect thereto.

     “Territory” means the fifty (50) states of the United States and the District of Columbia.

ARTICLE II
PURCHASE AND SALE OF THE INTERESTS; CLOSING

     Section 2.01. Purchase and Sale of the Interests. On the terms and subject to the conditions of this Agreement, at the Closing MPH shall sell, transfer and deliver to Purchaser and Purchaser shall purchase from MPH, the Interests for an aggregate purchase price of $95.0 million in cash (the “Purchase Price”) payable as set forth in Section 2.03. The number of Interests to be transferred by MPH is set forth in Section 2.01 of the Sellers’ disclosure schedule attached to this Agreement (the “Sellers’ Disclosure Schedule”). The purchase and sale of the Interests is referred to in this Agreement as the “Acquisition.”

     Section 2.02. Closing Date. The closing of the Acquisition and the other transactions contemplated hereby (the “Closing”) shall take place at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, GA 30303, at 10:00 a.m. on the date that is as soon as reasonably practicable (but in no event later than the second business day) following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Article VII, or at such other place, time and date as may be agreed by the Sellers and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

     Section 2.03. Transactions to be Effected at the Closing. At the Closing:

     (a)      MPH shall deliver to Purchaser documentation reasonably acceptable to Purchaser evidencing the transfer of the Interests to Purchaser;

     (b)      Purchaser shall deliver to MPH the Purchase Price by wire transfer in immediately available funds to the account of MPH designated by MPH to Purchaser at least two business days prior to the Closing Date; and

     (c)      the Sellers and Purchaser shall have delivered to each other all documents and instruments required under this Agreement or reasonably requested by the other party in connection with the consummation of the Acquisition and the other transactions contemplated hereby.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLERS

     The Sellers, jointly and severally, hereby represent and warrant to Purchaser as follows:

     Section 3.01. Organization and Standing. Each of the Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Sellers has full power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect. Each of the Sellers is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not be reasonably expected to have a Seller Material Adverse Effect.

     Section 3.02. Authority; Execution and Delivery; Enforceability. Each of Parent and MPH has all requisite corporate power and authority to execute and deliver this Agreement, and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby. Each of the Sellers has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered the Ancillary Agreements to which it is, or is specified to be, a party, and this Agreement constitutes, and the Ancillary Agreements to which it is, or is specified to be, a party will at the Closing constitute, such Seller’s legal, valid and binding obligation, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting creditors’ rights generally and to general equitable principles.

     Section 3.03. No Conflicts or Violations; No Consents or Approvals Required.

     (a)      The execution and delivery by the Sellers of this Agreement does not, and the execution and delivery by each of the Sellers of the Ancillary Agreements to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the assets or properties of the Company, under any provision of (i) in the case of each of the Sellers, its certificate of incorporation and by-laws, (ii) any Contract to which any Seller is a party or by which any of its respective properties or assets are bound or (iii) any award, decision, injunction, judgment, order or ruling issued, made or rendered by any court, administrative agency or other Governmental Entity or arbitrator (“Judgment”) or, subject to Section 3.03(b), statute, law, ordinance, rule or regulation (“Applicable Law”) applicable to any Seller or its respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to have a Seller Material Adverse Effect. The License Agreement is, as of the date

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hereof, and will be, as of the Closing Date, in full force and effect. The execution and delivery of this Agreement does not, and the execution and delivery of the Ancillary Agreements will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby (including MPH’s ceasing to own the Interests) will not, conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, the License Agreement.

     (b)      No consent, approval, authorization, clearance, exception, waiver or similar affirmation (“Consent”) of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition and the other transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act and applicable North American Competition Laws, (ii) those that may be required solely by reason of the participation of Purchaser or Purchaser’s affiliates (as opposed to any other third party) in the Acquisition and the transactions contemplated hereby and (iii) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect. No Consent of Visa International Service Association is required to be obtained in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition and the other transactions contemplated hereby, other than the Consent of Visa International Service Association with respect to the grant of a license to the Company to use the trademark “POS-Port” pursuant to the Visa International Trademark License Agreement.

     Section 3.04. The Interests. MPH has good and valid title to the Interests, free and clear of all Liens. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Interests, upon delivery to Purchaser at the Closing of appropriate instruments of transfer, and upon MPH’s receipt of the Purchase Price, good and valid title to such Interests will pass to Purchaser, free and clear of any and all liens, charges, claims, pledges, security interests or other encumbrances (collectively, “Liens”), other than those arising from acts of Purchaser or its affiliates or set forth in the Limited Liability Company Agreement. Except as otherwise set forth in the Limited Liability Company Agreement or in Contracts between or among Parent, MPH and Purchaser, the Interests are not subject to any voting trust agreement or other contract restricting or otherwise relating to the voting or disposition of such Interests.

     Section 3.05. Proceedings. Except as set forth in Section 3.05 of the Sellers’ Disclosure Schedule, there are no (a) outstanding Judgments of any Governmental Entity against any Seller, (b) suits, investigations, claims, actions or proceedings (each, a “Proceeding”) pending or, to the knowledge of the Sellers, threatened against any Seller or (c) investigations by any Governmental Entity which are pending or, to the knowledge of the Sellers, threatened against any Seller, which, in the case of each of clauses (a), (b) and (c) would reasonably be expected to have a Seller Material Adverse Effect.

     Section 3.06. Company Material Adverse Effect. Except as set forth in Section 3.06 of the Sellers’ Disclosure Schedule, to the knowledge of the Sellers, as of the date hereof, there has not occurred any change or event that could reasonably be expected to have a Company Material Adverse Effect after the date hereof.

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     Section 3.07. Brokers, Finders and Investment Bankers. None of Parent, MPH, any of their respective affiliates or any officer, member, director or employee of Parent, MPH or any of their respective affiliates has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees or finders’ fees in connection with the Acquisition and the other transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser hereby represents and warrants to each Seller as follows:

     Section 4.01. Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of State of Georgia. Purchaser has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, would reasonably be expected to have a Purchaser Material Adverse Effect. Purchaser is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

     Section 4.02. Authority; Execution and Delivery; Enforceability. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the transactions contemplated hereby. Purchaser has taken, or by the Closing will have taken, all corporate action required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party. Purchaser has duly executed and delivered this Agreement and prior to the Closing will have duly executed and delivered the Ancillary Agreements to which it is, or is specified to be, a party, and this Agreement constitutes, and the Ancillary Agreements to which it is, or is specified to be, a party will at the Closing constitute, Purchaser’s legal, valid and binding obligation, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent transfer or similar laws affecting creditors’ rights generally and to general equitable principles.

     Section 4.03. No Conflicts or Violations; No Consents or Approvals Required. (a) The execution and delivery by Purchaser of this Agreement does not, and the execution and delivery by Purchaser of the Ancillary Agreements to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, will not conflict with, or result in any violation of or default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, or result in the creation of any Lien upon any of the assets or properties of Purchaser, under any provision of (i) the certificate of incorporation or by-laws of Purchaser, (ii) any Contract to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound or (iii) any Judgment or,

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subject to Section 4.03(b), any Applicable Law applicable to Purchaser or any of the properties or assets of Purchaser, other than, in the case of each of clauses (ii) and (iii), any such items that, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

     (a)      Other than post-Closing notification requirements in connection with banking regulations, no Consent of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition and the transactions contemplated hereby, other than (i) compliance with and filings under the HSR Act and applicable North American Competition Laws, (ii) those that may be required solely by reason of the participation of the Sellers or the Sellers’ affiliates (as opposed to any other third party) in the Acquisition and the transactions contemplated hereby and (iii) those the failure of which to obtain or make, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect.

     Section 4.04. Proceedings. Other than as set forth in Section 4.04 of the Purchaser disclosure schedule attached to this Agreement (the “Purchaser Disclosure Schedule”), there are no (a) outstanding Judgments of any Governmental Entity against Purchaser, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or (c) investigations by any Governmental Entity which are pending or, to the knowledge of Purchaser, threatened against Purchaser, which, in the case of each of clauses (a), (b) and (c), would reasonably be expected to have a Purchaser Material Adverse Effect.

     Section 4.05. Securities Act; Investigation. The Interests purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof in violation of any of the registration requirements of the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction applicable to the transactions contemplated hereby. Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its purchase of the Interests. Through its interest in the Company, Purchaser acknowledges that prior to the date hereof, Purchaser has had access to information and documents of the Company and has had opportunity to meet with members of senior management of the Company regarding the business and operations of the Company.

     Section 4.06. Availability of Funds. On the Closing Date, Purchaser will have cash available or existing borrowing facilities which together are sufficient to enable it to consummate the transactions contemplated by this Agreement.

     Section 4.07. Brokers, Finders and Investment Bankers. Neither Purchaser nor any of its affiliates or any officer, member, director or employee of Purchaser or any of its affiliates has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees or finders’ fees in connection with the Acquisition and the other transactions contemplated hereby.

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ARTICLE V
COVENANTS

     Section 5.01. Covenants Relating to Conduct of the Company Prior to the Closing. (a) Except in respect of matters (i) consented to by Purchaser (which consent may be evidenced by the affirmative vote of any representative of Purchaser on the Board of Directors of the Company in respect of the action in question) or (ii) otherwise contemplated by this Agreement, from the date of this Agreement to the Closing, the Company shall conduct its business in the ordinary course in substantially the same manner as presently conducted and the Sellers will not cause, and shall cause their representatives serving as members of the Board of Directors of the Company not to vote to permit, the Company to take any action outside of the ordinary course of business; provided, that the Company shall not make any distribution to MPH or Parent in respect of any Taxes under Article VIII of the Limited Liability Company Agreement other than a distribution sufficient for MPH to pay its federal and state income tax liabilities resulting from the ownership of its Interest from the period beginning January 1, 2005 and ending on the Closing Date, as further specified in Section 6.06 of this Agreement.

     (b)      Except as otherwise contemplated by this Agreement, from the date of this Agreement to the Closing, the Company shall not take, and Sellers will not cause, and shall cause their representatives serving as members of the Board of Directors of the Company not to vote to permit, the Company to take, any of the following actions without the prior written consent of Purchaser (which consent may be evidenced by the affirmative vote of any representative of Purchaser on the Board of Directors of the Company in respect of the action in question):

               (i)      amend its governing documents;

               (ii)      declare, set aside or pay any dividend or make any other distribution whether or not upon or in respect of any membership units;

               (iii)      redeem or otherwise acquire any membership units or issue any membership units or any option, warrant or right relating thereto or any securities convertible into or exchangeable therefor;

               (iv)      (A) grant, or promise to grant, any severance or termination pay or option to any of its employees, directors or officers, (B) increase, or promise to increase, benefits payable under any existing severance or termination pay policies or employment agreements, (C) enter into, or promise to enter into, any material employment, consulting, deferred compensation or other similar agreement (or adopt, or promise to adopt, any amendment to any such existing agreement) with any of its directors or officers, (D) adopt or amend, or promise to adopt or amend, in any material respect any Company Benefit Plan, (E) establish, adopt or amend, or promise to establish, adopt or amend, any collective bargaining, bonus, profit sharing, thrift, pension, retirement, change-in-control, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any of its directors, officers or employee or (F) increase, or promise to increase, compensation, bonus or other benefits payable to any of its directors, officers or employees, in each case other than (1) in the ordinary course of business with respect to employees other than directors and officers, (2) as required by

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Applicable Law or (3) pursuant to contractual obligations in existence on the date of this Agreement;

               (v)      incur any indebtedness for borrowed money, grant any guarantee in respect thereof or incur or assume any liabilities, other than in the ordinary course of business consistent with past practice;

               (vi)      subject any of the assets owned by the Company to any Lien of any nature except for Permitted Liens;

               (vii)      make any change in any method of accounting or accounting practice or policies for financial accounting policies other than those required by GAAP or required by Applicable Law;

               (viii)      acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or acquire any assets (other than inventory) which are material, individually or in the aggregate, to the Company;

               (ix)      sell, transfer, lease or otherwise dispose of any assets, outside of the ordinary course of business, that are material to the Company, taken as a whole, or enter into any lease of any personal property, except (A) the sale or disposal of obsolete or excess equipment and (B) leases entered into in the ordinary course of business with aggregate lease payments not in excess of $150,000;

               (x)      cancel any material indebtedness (individually or waive any claims or rights of material value);

               (xi)      enter into any lease of real property, except any renewals of existing leases in the ordinary course of business;

               (xii)      modify, amend, terminate or permit the lapse of any lease of real property (except modifications or amendments associated with renewals of existing leases in the ordinary course of business);

               (xiii)      make or incur any capital expenditure that is in excess of $1,000,000;

               (xiv)      perform in all material respects under and not materially default or suffer to exist any event or condition that with notice or lapse of time or both could constitute a material default under any material Contract to which the Company is a party and not extend or renew any material Contract to which the Company is a party or enter into any Contract other than Contracts in the ordinary course of business that are not material to the Company and do not relate to employment or benefits matters except as otherwise permitted by Section 5.01(b)(iv);

               (xv)      not dispose of or permit to lapse any material Intellectual Property of the Company or materially breach any license from a third party with respect to any material licensed Intellectual Property;

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               (xvi)      make or change any Tax election, file any amended Tax Return, enter into any closing agreement related to any Tax, waive or extend the statute of limitations in respect of any Tax or settle any Tax Claim or assessment; or

               (xvii)      agree, whether in writing or otherwise, to do any of the foregoing.

     Section 5.02. Access. From the date hereof to the Closing, the Company shall grant or furnish Purchaser and the Sellers and their respective representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of the Company; provided, however, that such access does not unreasonably disrupt the normal operations of the Company.

     Section 5.03. Notice of Certain Events. The Sellers, the Company or Purchaser, as the case may be, shall promptly notify each other party of:

     (a)      any change or event that, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect, Company Material Adverse Effect or Purchaser Material Adverse Effect, as the case may be, or otherwise result in any representation or warranty of the Sellers or Purchaser hereunder being inaccurate in any material respect;

     (b)      any change or event that, individually or in the aggregate, is reasonably likely to result in its failure to satisfy any condition specified in Article VII;

     (c)      any notice or other communication from any person alleging that the Consent of such person is or may be required in connection with the Acquisition and the other transactions contemplated hereby;

     (d) to the extent permitted by Applicable Law, any notice or other communication from any Governmental Entity in connection with the Acquisition and the other transactions contemplated hereby; and

     (e)      to the extent permitted by Applicable Law, any Proceeding commenced or, to the knowledge of the Sellers, to the knowledge of Purchaser or to the knowledge of the Company, as the case may be, threatened against, relating to or involving or otherwise affecting the Company that has had or is reasonably likely to have a Company Material Adverse Effect or that relates to the consummation of the Acquisition and the other transactions contemplated hereby.

     Each party hereby acknowledges that the other parties do not and shall not waive any right such party may have hereunder as a result of such notifications.

     Section 5.04. Non Solicitation of Transactions. None of Purchaser, any Seller or the Company shall, and shall cause their respective affiliates not to, directly or indirectly, through any officer, director, manager or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into any agreement with respect to, or furnish any information with respect to or otherwise cooperate in any way or assist, facilitate or

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encourage any proposal with respect to, a sale of all or a material amount of the assets of the Company or any merger or consolidation, business combination, sale of all or any portion of the membership units in the Company or the liquidation or similar extraordinary transaction with respect to the Company. Purchaser, the Company or the Sellers, as the case may be, shall notify each other party orally (within one business day) and in writing (as promptly as practicable) of all relevant terms of (i) any inquiry or proposal by a third party to do any of the foregoing that Purchaser, any Seller or the Company or any of their respective affiliates or any of their respective officers, directors, partners, managers, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to such matters. In the event such inquiry or proposal is in writing, Purchaser, the Company or the Sellers, as the case may be, shall deliver to the other parties a copy of such inquiry or proposal together with such written notice.

     Section 5.05. Efforts. (a) Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to perform its obligations hereunder and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper and advisable to cause the Closing to occur as promptly as practicable including taking all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing. None of the Sellers, the Company or Purchaser shall, and each of the Sellers, the Company and Purchaser shall cause their respective affiliates that they control to not, and in the case of affiliates such party does not control, shall use its commercially reasonable efforts to cause such affiliate to not, take any action that would, or that could reasonably be expected to, result in any of the conditions set forth in Article VII not being satisfied.

     (b)      Sellers and Purchaser shall as promptly as practicable, but in no event later than twenty (20) business days following the execution and delivery of this Agreement, file or cause to be filed with the U.S. Federal Trade Commission (the “FTC”) and the U.S. Department of Justice (the “DOJ”) the notification and report form required for the Acquisition and the other transactions contemplated hereby. Any such notification and report form shall be in substantial compliance with the requirements of the HSR Act. Each party shall furnish to the other such necessary information in its possession and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Each party shall keep the other parties appraised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each party shall use its best efforts to obtain any clearance required under the HSR Act for the consummation of the Acquisition and the other transactions contemplated hereby. The Sellers and Purchaser shall also cooperate to make any required regulatory filings outside the United States as promptly as practicable after the execution and delivery of this Agreement including as may be required by applicable North American Competition Laws; provided, that Visa International Service Association may review and comment on such filings.

     Section 5.06. Consents. (a) Purchaser and the Sellers acknowledge that certain Consents may be required from third parties to Contracts with the Company as a result of the

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Acquisition and the other transactions contemplated hereby and that such Consents and waivers have not been obtained. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any claim or right or any benefit arising under or resulting from such asset if an attempted assignment thereof, without the Consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of the Sellers, the Company or Purchaser under such asset. If any transfer or assignment by Sellers or the Company to, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset requires the Consent of a third party, then such assignment or assumption shall be made subject to such Consent being obtained.

     (b) Each of Purchaser, the Company and the Sellers shall give all notices to third parties and use its commercially reasonable efforts (in consultation with each other) to obtain all third party Consents (i) necessary, proper or advisable to consummate the Acquisition and the other transactions contemplated hereby, (ii) required to be to be given or obtained, (iii) required to avoid a breach of or default under any Contract in connection with the consummation of the Acquisition and the other transactions contemplated hereby or (iv) required to prevent a Company Material Adverse Effect, Seller Material Adverse Effect or Purchaser Material Adverse Effect, whether prior to, on or following the Closing Date.

     Section 5.07. Publicity. From the date hereof through the Closing Date and thereafter, no public or other release or announcement concerning the Acquisition, the other transactions contemplated by this Agreement or this Agreement shall be issued by any party or any of their respective affiliates without the prior consent of the other parties, except to the extent (i) such release or announcement may be required by Applicable Law, in which case the party required to make the release or announcement shall allow, to the extent practicable, the other parties reasonable time to comment on such release or announcement in advance of such issuance or (ii) following the Closing Date, such information is or becomes publicly available other than as a result of a disclosure by any party in violation of this Section 5.07.

     Section 5.08. Right of First Refusal. In the event that, at any time during the five (5) year period after the Closing, Purchaser enters into a definitive agreement with a third party purchaser (a “Third Party Purchaser”) in respect of a Change of Control of the Company, Purchaser shall give written notice (the “Transfer Notice”) thereof to Parent, which notice shall include all the material terms and conditions of such proposed sale, including the proposed transfer price related thereto (the “Proposed Terms”). At any time within the ten (10) business day period immediately following Parent’s receipt of the Transfer Notice, Parent may elect to purchase all the equity interests of the Company or assets of the Company, as the case may be, specified in such Transfer Notice on the Proposed Terms (or on terms more favorable to Purchaser than the Proposed Terms). If Parent notifies Purchaser in writing (the “Election Notice”) within such ten (10) business day period of its election to purchase such ownership interests or assets, as the case may be, Purchaser and Parent shall promptly execute appropriate documentation to evidence the sale of such equity interests or assets to Parent on the Proposed Terms (or on terms more favorable to Purchaser than the Proposed Terms). The closing of any transfer of equity interests or assets, as the case may be, to Parent pursuant to this Section 5.08 shall occur as promptly as practicable following Purchaser’s receipt of the Election Notice. If

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Parent declines to purchase such ownership interests, or doesn’t so notify Purchaser in writing within such ten (10) business day period of its election to purchase such ownership interests or assets, Purchaser may proceed with the transfer of such ownership interests or assets to such Third Party Purchaser without further obligation to Parent.

     Section 5.09. Noncompetition. (a) Subject to paragraphs (a)-(e) of Exhibit 5.09, for the period set forth in paragraph (f) of Exhibit 5.09 (the “Term”), neither Parent nor MPH or any of their respective subsidiaries shall compete, directly or indirectly, by owning an interest in any other person or otherwise, with the Company in the Territory in providing any merchant acquiring processing service that is listed on Exhibit 5.09(a) (collectively, the “Competitive Activities”). In addition, subject to paragraphs (a)-(e) of Exhibit 5.09, during the Term, Parent shall comply with the provision set forth in paragraph (g) of Exhibit 5.09.

     (b) The Sellers hereby acknowledge that the Company conducts Competitive Activities throughout the Territory and to protect adequately the interest of Purchaser in the Company, it is essential that any non-compete covenant with respect to the Competitive Activities cover the entire Territory.

     (c) Nonsolicitation. (i) The Sellers shall not, during the Term, in any manner, directly or indirectly or by assisting any other person, recruit or hire away or attempt to recruit or hire away, on behalf of either of them, or on behalf of any other person, any Key Employee of the Company; provided, that the foregoing shall not prevent any Seller from employing any Key Employee of the Company who contacts any Seller on his or her own initiative without any direct or indirect solicitation by or encouragement from any Seller or any of their respective subsidiaries or affiliates other than general advertisements of any Seller that are not specifically targeted at employees of the Company.

               (ii)      Neither Purchaser nor the Company shall, during the Term, in any manner, directly or indirectly or by assisting any other person, recruit or hire away or attempt to recruit or hire away, on behalf of either of them, or on behalf of any other person, any Key Employee of the Sellers; provided, that the foregoing shall not prevent Purchaser or the Company from employing any Key Employee of the Sellers who contacts Purchaser or the Company on his or her own initiative without any direct or indirect solicitation by or encouragement from Purchaser or the Company or any of their respective subsidiaries or affiliates other than general advertisements of Purchaser or the Company that are not specifically targeted at employees of the Sellers.

     (d) Severability. In the event a judicial or arbitral determination is made that any provision of this Section 5.09 constitutes an unreasonable or otherwise unenforceable restriction against the Sellers or any of their subsidiaries, the provisions of this Section 5.09 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Sellers or any of their subsidiaries. In this regard, any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 5.09 and to apply the provision of this Section 5.09 to the remaining portion of the Territory, the remaining businesses activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact

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that any provision of this Section 5.09 is determined to be specifically enforceable, Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by the Sellers or any of their subsidiaries.

     Section 5.10. Resignations. On the Closing Date, Parent shall cause to be delivered to Purchaser duly signed resignations, effective immediately after the Closing, of all directors of the Company identified on Exhibit 5.10 and shall take such other action as is necessary to accomplish the foregoing.

     Section 5.11. Other Matters. The parties hereby agree that from and after the Closing Date, Section 1.04 (Territory) of the Limited Liability Company Agreement shall be null and void for all purposes and shall be of no further force and effect.

     Section 5.12. Confidentiality. The parties agree that the Confidentiality Agreement shall survive the execution of this Agreement and shall continue in effect in accordance with its terms through the Closing Date and thereafter.

     Section 5.13. License Agreement. Each Seller agrees that it will not, without the prior written Consent of the Company (i) amend any provision of the Contracts identified on Exhibit 5.13(a) in any manner that would materially and adversely affect the rights of the Company under the License Agreement or (ii) otherwise take any action specified on Exhibit 5.13(b) in respect of the License Agreement.

ARTICLE VI
TAX MATTERS

     Section 6.01. Cooperation on Tax Matters. Purchaser, the Sellers and the Company shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of the Company for any Pre-Closing Tax Period and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers agree to provide to the Company copies of any books and records relating to Taxes of the Company that are possessed by the Sellers.

     Section 6.02. Preparation and Filing of Tax Returns. The Sellers shall cause to be prepared all income Tax Returns of the Company for all tax periods beginning prior to the Closing Date that are required to be filed after the Closing Date. The Sellers shall cause such income Tax Returns to be prepared in a manner consistent with past practice and shall engage the accounting firm KPMG or other accounting firm as agreed by the Parent and Purchaser to assist in the preparation of such income Tax Returns. The Sellers shall distribute such income Tax Returns in draft form to Purchaser at least 30 days before such Tax Returns are due and Purchaser shall have the right to review and comment on such Tax Returns. The Company shall file or cause to be filed all income Tax Returns of the Company that are required to be filed after

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the Closing Date. The Sellers shall deliver to Purchaser an Internal Revenue Service Schedule K-1 and other documents or information in a manner consistent with past practice and shall engage (to the extent the Sellers have historically engaged) the accounting firm KPMG or other accounting firm as agreed by the Parent and Purchaser to assist in the preparation of such schedule and other documents.

     Section 6.03. Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid and shared equally by the Sellers and Purchaser when due, and each of the Sellers and Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by Applicable Law, the Company will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

     Section 6.04. Certificate of Non-Foreign Status. At the Closing, MPH shall deliver to Purchaser an affidavit of MPH, in a form reasonably satisfactory to Purchaser and required by the regulations under Section 1445 of the Code stating under penalties of perjury MPH’s U.S. taxpayer identification number and that MPH is not a foreign person within the meaning of Section 1445(b)(2) of the Code or a disregarded entity for U.S. federal income tax purposes.

     Section 6.05. Termination of Tax Sharing Agreements. All tax sharing agreements and any other tax allocation arrangements, whether or not written, between the Company on the one hand and the Sellers or any affiliates of the Sellers on the other shall be terminated as of the Closing Date for all periods commencing thereafter, and no payments which are owed by or to the Company pursuant thereto for such periods shall be made thereunder.

     Section 6.06. Tax Distributions. Notwithstanding anything to the contrary in this Agreement or the Limited Liability Company Agreement, Purchaser, the Company, MPH and the Sellers acknowledge and agree that the Company has no obligation or liability to make any further payment to MPH, Parent or Purchaser in respect of Taxes under Article VIII of the Limited Liability Company Agreement for any taxable period other than the period beginning on January 1, 2005 and ending on the Closing Date) (the “Final Tax Distribution”) or as specified in this paragraph. The Final Tax Distribution shall be calculated in a manner consistent with Section 7.01 and Section 8.01 of the Limited Liability Company Agreement; provided, that for purposes of determining the amount of the Final Tax Distribution, the Company shall be treated as having a taxable period that begins on January 1, 2005 and ends on the Closing Date and a closing of the books method shall be used to determine the Tax Profits (as defined in the Limited Liability Company Agreement) of the Company for such period. For the avoidance of doubt, the amount of the Final Tax Distribution shall be 41% of the Tax Profits (as defined in the Limited Liability Company Agreement) of the Company for such period. Five days prior to the due date (as specified in Section 6655) of the first installment payment of estimated tax of MPH that follows the Closing Date, Purchaser shall cause the Company to pay to MPH an amount that Purchaser and MPH agree is a reasonable estimate of the Final Tax Distribution (“Estimated Final Tax Distribution”). Simultaneously with the distribution of the draft income Tax Returns by the Sellers pursuant to Section 6.02, the Sellers shall cause to be prepared a calculation of the

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difference between the Final Tax Distribution and the Estimated Final Tax Distribution. Simultaneously with the filing of the income Tax Returns as specified in Section 6.02, to the extent the Estimated Final Tax Payment exceeds the Final Tax Payment, the Sellers shall cause such difference to be paid to Purchaser and to the extent the Final Tax Payment exceeds the Estimated Final Tax Payment, Purchaser shall cause such difference to be paid to the Sellers.

ARTICLE VII
CONDITIONS PRECEDENT

     Section 7.01. Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase the Interests is subject to the satisfaction (or written waiver by Purchaser) as of the Closing of the following conditions:

     (a)      Representations and Warranties. The representations and warranties of the Sellers set forth in Article III that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Purchaser shall have received a certificate dated as of the Closing Date signed by an authorized officer of Parent to such effect.

     (b)      Performance of Obligations. Each of the Sellers shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them by the time of the Closing. Purchaser shall have received a certificate dated as of the Closing Date signed by an authorized officer of Parent to such effect.

     (c)      No Injunctions or Restraints. There shall be no effective injunction, writ or preliminary restraining order or any order or ruling of any nature issued by a Governmental Entity or other legal restraint or prohibition (each a “Restraint”) to the effect that the Acquisition (or any portion thereof) or any other transaction contemplated hereby may not be consummated as provided herein, or which restrains, conditions or requires any change of any material term contained herein and no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such Restraint and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent or materially delay the Acquisition or the other transactions contemplated hereby.

     (d)      Governmental Approvals. The waiting period (and any extension thereof) under the HSR Act and under applicable North American Competition Laws shall have expired or been terminated and all filings, approvals and notifications under the HSR Act and under applicable North American Competition Laws shall have been made or obtained.

     (e)      Services Agreement. The Company and Parent shall have executed and delivered the Services Agreement in substantially the form attached hereto as Exhibit 7.01(e).

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     (f)      Contract. The Contract identified on Exhibit 7.01(f) shall have been amended or restated on terms acceptable to Purchaser.

     (g)      Resignations. Parent shall have delivered to Purchaser the resignations contemplated by Section 5.10.

     (h)      Trademark License Agreements. The Company and Parent and the Company and Visa International Service Association or Parent, as applicable, shall have executed and delivered the Parent Trademark License Agreement and the Visa International Trademark License Agreement, respectively, in each case, in form and substance as mutually agreed by the parties in good faith.

     (i)      Company Material Adverse Effect. After the date hereof, no change or event that, individually or in the aggregate with all other changes or events (whether such other changes or events occurred prior to or after the date hereof), has had or could reasonably be expected to have a Company Material Adverse Effect has occurred; provided, that in no event shall any such change or event include the amendment to or restatement of the Contract contemplated by Section 7.01(f).

     Section 7.02. Conditions to Obligation of Sellers. The obligation of Sellers to transfer the Interests is subject to the satisfaction (or written waiver by the Sellers) as of the Closing of the following conditions:

     (a)      Representations and Warranties. (i) The representations and warranties of Purchaser set forth in Article IV that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). The Sellers shall have received a certificate dated as of the Closing Date signed by an authorized officer of Purchaser to such effect.

     (b)      Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser by the time of the Closing. Parent shall have received a certificate dated as of the Closing Date signed by an authorized officer of Purchaser to such effect.

     (c)      No Injunctions or Restraints. There shall be no Restraint to the effect that the Acquisition (or any portion thereof) or any other transaction contemplated hereby may not be consummated as provided herein, or which restrains, conditions or requires any change of any material term contained herein and no proceeding or lawsuit shall have been commenced by any Governmental Entity for the purpose of obtaining any such Restraint and no written notice shall have been received from any Governmental Entity indicating an intent to restrain, prevent or materially delay the Acquisition or the other transactions contemplated hereby.

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     (d)      Governmental Approvals. The waiting period (and any extension thereof) under the HSR Act and under applicable North American Competition Laws shall have expired or been terminated and all filings, approvals and notifications under the HSR Act and under applicable North American Competition Laws shall have been made or obtained.

     (e)      Services Agreement. The Company and Parent shall have executed and delivered the Services Agreement in substantially the form attached hereto as Exhibit 7.01(e).

     (f)      Trademark License Agreements. The Company and Parent and the Company and Visa International Service Association or Parent, as applicable, shall have executed and delivered the Parent Trademark License Agreement and the Visa International Trademark License Agreement, respectively, in each case, in form and substance as mutually agreed by the parties in good faith.

     Section 7.03. Frustration of Closing Conditions. None of Purchaser or Sellers may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 5.05.

ARTICLE VIII
TERMINATION

     Section 8.01. Termination. (a) Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

               (i)      by mutual written consent of the Sellers and Purchaser;

               (ii)      by the Sellers if any of the conditions set forth in Section 7.02 shall have become incapable of fulfillment, and shall not have been waived in writing by the Sellers;

               (iii)      by Purchaser if any of the conditions set forth in Section 7.01 shall have become incapable of fulfillment, and shall not have been waived in writing by Purchaser; or

               (iv)      by the Sellers or Purchaser, if the Closing does not occur on or prior to June 1, 2005 (the “Outside Date”)

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement.

     (b) In the event of termination by the Sellers or Purchaser pursuant to this Section 8.01, written notice thereof shall forthwith be given to the parties and the transactions contemplated by this Agreement shall be terminated, without further action by any party.

     Section 8.02. Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i)

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Section 10.03 relating to certain expenses, (ii) Section 8.01 and this Section 8.02, (iii) Section 5.07 relating to publicity, (iv) Section 10.09 relating to governing law and (v) Section 10.10 relating to dispute resolution. Nothing in this Section 8.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its surviving obligations under this Agreement.

ARTICLE IX
INDEMNIFICATION

     Section 9.01. Indemnification by Sellers. Each Seller shall jointly and severally indemnify Purchaser and its affiliates and each of their respective officers, directors, employees, agents and representatives against and hold them harmless from any loss, liability, claim, obligation, damage, expense penalties or fines (including reasonable legal fees and expenses) (each, a “Purchaser Loss” and, collectively, “Purchaser Losses”) suffered or incurred by any such indemnified party (collectively “Purchaser Indemnified Parties”) to the extent arising from or relating to, without duplication:

     (a)      any breach of any representation or warranty of any Seller contained in Article III or any certificate delivered by any Seller pursuant to this Agreement (for purposes of this Section 9.01(a) such representations and warranties shall be read without reference to knowledge, materiality or Seller Material Adverse Effect or similar monetary qualifications);

     (b)      any breach of any covenant or other agreement of any Seller contained in this Agreement; and

     (c)      any fraud on the part of any Seller in connection with this Agreement.

     Section 9.02. Liability Limits of Sellers. Notwithstanding the foregoing, there shall be no indemnification under this Article IX for any Purchaser Direct Claims made by a Purchaser Indemnified Party for any special, exemplary, punitive, consequential or similar damages solely with respect to Purchaser Direct Claims made under Section 9.01(a) and Section 9.01(b). For purposes of this Section 9.02 “Purchaser Direct Claim(s)” means any claim made pursuant to this Article IX by any Purchaser Indemnified Party (whether made directly or through any Purchaser Indemnified Party) made not in connection with or related to any Third Party Claim.

     Section 9.03. Investigations. The respective representations and warranties of the parties contained in this Agreement, any Ancillary Agreement or any certificate or other document delivered by any party at or prior to the Closing and the rights to indemnification set forth in this Article IX shall not be deemed waived or otherwise affected by any investigation made, or knowledge acquired, by a party.

     Section 9.04. Successors or Assigns. The indemnification obligations of the Sellers contained in this Article IX shall be binding upon the successors and assigns of any of the Sellers. The indemnification obligations of Purchaser contained in this Article IX shall be binding upon the successors and assigns of Purchaser.

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     Section 9.05. Indemnification by Purchaser. Purchaser shall, and shall cause its affiliates to, indemnify the Sellers and their affiliates and each of their respective officers, directors, employees, agents, and representatives against and hold them harmless from any loss, liability, claim, obligation, damage, expense, penalties or fines (including reasonable legal fees and expenses) (each a “Seller Loss” and collectively, “Seller Losses” and together with Purchaser Losses, “Losses”) suffered or incurred by any such indemnified party (collectively, “Seller Indemnified Parties”) to the extent arising from or relating to, without duplication:

     (a)      any breach of any representation or warranty of Purchaser contained in Article IV or any certificate delivered by Purchaser pursuant to this Agreement (for purposes of this Section 9.05(a) such representations and warranties shall be read without reference to knowledge, materiality or Purchaser Material Adverse Effect or similar monetary qualifications);

     (b)      any breach of any covenant or other agreement of Purchaser contained in this Agreement; and

     (c)      any fraud on the part of Purchaser in connection with this Agreement.

     Section 9.06. Liability Limits of Purchaser. Notwithstanding the foregoing, there shall be no indemnification under this Article IX for any Seller Direct Claims made by a Seller Indemnified Party for any special, exemplary, punitive, consequential or similar damages solely with respect to Seller Direct Claims made under Section 9.05(a) and Section 9.05(b). For purposes of this Section 9.06 “Seller Direct Claim(s)” means any claim made pursuant to this Article IX by any Seller Indemnified Party (whether made directly or through any Seller Indemnified Party) made not in connection with or related to any Third Party Claim.

     Section 9.07. Cooperation. Purchaser and the Sellers shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

     Section 9.08. Exculpation of the Company; Directors, Officers and Employees of the Company. From and after the date hereof, the parties knowingly, voluntarily and unconditionally release, forever discharge, and covenant not to bring any suit, claim or proceeding against, the Company, its predecessors, successors, parent, subsidiaries or other affiliates or any of its current or former officers, directors or employees, from all demands, claims, debts, liabilities, damages, losses, costs and expenses, that such party has, may have, currently or in the future, arising out of or resulting from, any projection, financial or otherwise, provided to such party by the Company or any of its officers, directors, employees or agents in connection with the Acquisition or the other transactions contemplated hereby, varying in any respect from the actual future results of the Company except with respect to matters involving fraud on the part of the Company or any of its officers, directors or employees.

     Section 9.09. Losses Net of Insurance, Etc.(a) The amount of any Purchaser Loss or Seller Loss for which indemnification is provided under this Article IX shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such Purchaser Loss or Seller Loss, as the case may be, and shall be reduced to take

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account of any net Tax benefit (including as a result of any basis adjustment) of the indemnified party arising from the incurrence or payment of any such Purchaser Loss or Seller Loss, as the case may be. In computing the amount of any such Tax benefit, the indemnified party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the indemnified party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes.

     (b)      The parties (and, by their acceptance of the benefits under this Agreement, each Purchaser Indemnified Party and Seller Indemnified Party) hereby agree that their sole and exclusive remedy after Closing with respect to any and all Losses relating to any or all of this Agreement, the Company and the Interests (other than Losses for fraud) shall be pursuant to the indemnification provisions set forth in this Article IX.

     Section 9.10. Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto:

     (a)      with respect to Purchaser Losses pursuant to Section 9.01(a) (other than with respect to Section 3.05 (Proceedings), Section 3.06 (Company Material Adverse Effect) and Section 3.07 (Brokers, Finders and Investment Bankers) (collectively, the “Purchaser Identified Representations”)) or Section 9.01(c), shall not terminate;

     (b)      with respect to Purchaser Losses pursuant to Section 9.01(a) with respect to the Purchaser Identified Representations and Section 9.01(b), shall terminate at the time the applicable statutes of limitation expire;

     (c)      with respect to Seller Losses pursuant to Section 9.05(a) (other than with respect to Section 4.04 (Proceedings), Section 4.06 (Availability of Funds) and Section 4.07 (Brokers, Finders and Investment Bankers) (collectively, the “Seller Identified Representations”)) or Section 9.05(c), shall not terminate.

     (d)      with respect to Seller Losses pursuant to Section 9.05(a) with respect to the Seller Identified Representations and Section 9.05(b), shall terminate at the time the applicable statues of limitation expire; and

     (e)      with respect to all other Losses, shall terminate on the date that is four (4) years following the Closing Date;

provided, however, that as to clauses (a), (b), (c), (d) and (e) above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the indemnifying party.

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     Section 9.11. Procedures Relating to Indemnification for Third Party Claims. (a) In order for a party (the “indemnified party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third party including a Tax Authority against the indemnified party (a “Third Party Claim”), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within ten (10) business days after receipt by such indemnified party of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly after the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.

     (b)      If a Third Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges its obligation to indemnify the indemnified party therefor, to assume the defense thereof with counsel selected by the indemnifying party; provided, that such counsel is not reasonably objected to by the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, unless the indemnified party retains its own counsel due to a mutually agreed upon conflict of interest. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel (not reasonably objected to by the indemnifying party), at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has failed to assume the defense thereof (other than during the period prior to the time the indemnified party shall have given notice of the Third Party Claim as provided above).

     (c)      If the indemnifying party so elects to assume the defense of any Third Party Claim, all of the indemnified parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees, if applicable, reasonably available to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party’s prior written consent. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnified party will agree to any settlement, compromise or discharge of such Third Party Claim which the indemnifying party may recommend so long as such settlement, compromise or discharge (i) by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, (ii) includes an unconditional release of the indemnified party and its officers, directors, employees and affiliates from all liability arising out of such claim, (iii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of

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the indemnified party and (iv) does not contain any equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the indemnified party or any of its affiliates or requires any amendment to, or invalidates any portion of, this Agreement, the License Agreement, any Ancillary Agreement or any other Contract to which the indemnified party is a party.

     Section 9.12. Procedures Related to Indemnification for Other Claims. In the event any indemnified party should have a claim against any indemnifying party under Section 9.01 or Section 9.05 that does not involve a Third Party Claim being asserted against or sought to be collected from such indemnified party, the indemnified party shall deliver notice of such claim with reasonable promptness to the indemnifying party. The failure by any indemnified party to notify the indemnifying party shall not relieve the indemnifying party from any liability which it may have to such indemnified party under Section 9.01 or Section 9.05, except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure.

ARTICLE X
GENERAL PROVISIONS

     Section 10.01. Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by Purchaser, the Sellers or the Company (including by operation of law) without the prior written consent of the other parties hereto; provided, however, that Purchaser may assign its right to purchase the Interests to a wholly owned subsidiary of Purchaser without the prior written consent of the Sellers or the Company; provided, further, that no assignment shall limit or affect the assignor’s obligations hereunder. Any attempted assignment in violation of this Section 10.01 shall be void.

     Section 10.02. No Third-Party Beneficiaries. Except as provided in Article IX, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

     Section 10.03. Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties hereto shall be responsible for the payment of its own respective costs and expenses incurred in connection with the negotiations leading up to and the performance of its respective obligations pursuant to this Agreement and the Ancillary Agreements, including the fees of any attorneys, accountants, brokers or advisors employed or retained by or on behalf of such party.

     Section 10.04. Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one business day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

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(i)	if to the Sellers,

Visa U.S.A. Inc.
123 Mission Street
20th Floor
San Francisco, California 94105-1551
Attention: Chief Financial Officer

with a copy to:

Visa U.S.A. Inc.
123 Mission Street
20th Floor
San Francisco, California 94105-1551
Attention: General Counsel

and a copy to:

Alston & Bird, LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: John L. Douglas, Esq.

(ii)	if to Purchaser,

Total System Services, Inc.
1600 First Avenue
Columbus, Georgia 31901
Attention: Chief Financial Officer

with a copy to:

Total System Services, Inc.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901
Attention: General Counsel

and a copy to:

King & Spalding LLP
191 Peachtree Street
Atlanta, Georgia 30303
Attention: William R. Spalding, Esq.

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(iii)	if to the Company,

Vital Processing Services L.L.C.
8320 South Hardy Drive
Tempe, Arizona 85284-2007
Attention: General Counsel

or to such other address(es) as shall be furnished in writing by any such party to each of the other parties hereto in accordance with the provisions of this Section 10.04.

     Section 10.05. Headings. The descriptive headings of the several Articles and Sections of this Agreement, Sellers’ Disclosure Schedule, Purchaser Disclosure Schedule and the Table of Contents to this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles,” “Sections,” “Exhibits” or “Schedules” shall be deemed to be references to Articles or Sections hereof or Exhibits or Sellers’ Disclosure Schedule or Purchaser Disclosure Schedule hereto (as the context requires) unless otherwise indicated. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

     Section 10.06. Disclaimers; Purchaser Acknowledgments; Integrated Contract. The parties acknowledge and agree that this Agreement, including Sellers’ Disclosure Schedule, Purchaser Disclosure Schedule, and Exhibits hereto, any written amendments to the foregoing satisfying the requirements of Section 10.12 hereof, and the Ancillary Agreements, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings (written or oral) between the parties with respect to such matters. In connection therewith, the parties acknowledge and agree that, except as specifically set forth in writing in this Agreement, including the Sellers’ Disclosure Schedule, Purchaser Disclosure Schedule, any Exhibit attached hereto, any certificate delivered pursuant to this Agreement, any written amendments to this Agreement satisfying the requirements of Section 10.12, or the Ancillary Agreements, there are no restrictions, promises, representations, warranties, agreements or undertakings, express or implied, of any party or any other person with respect to the subject matter of this Agreement or the Ancillary Agreements, including any implied representation or warranty as to value, merchantability, fitness for a particular purpose, suitability, the condition or prospects for the Company and its business or any other matter and each party hereby disclaims reliance on any restrictions, promises, representations, warranties, agreements or undertakings not expressly contained herein.

     Section 10.07. Counterparts; Facsimile or Electronic Delivery Signature. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. This Agreement and any Ancillary Agreement may be executed and delivered by facsimile or electronic delivery signature and upon such delivery such signature will be deemed to have the same effect as if the original signature had been delivered to the other party. The original signature copy shall be delivered to the other parties by express overnight delivery. The failure to deliver the original

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signature copy and/or the non receipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement or any Ancillary Agreement.

     Section 10.08. Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

     Section 10.09. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

     Section 10.10. Dispute Resolution.

     (a)      Except as otherwise expressly provided in this Agreement, any Legal Dispute shall be resolved in accordance with the procedures set forth in this Section 10.10. Until completion of such procedures, and except as specifically provided elsewhere in this Agreement, no party may take any action to force a resolution of a Legal Dispute by any judicial or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted by this Agreement or (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm.

     (b)      Any party seeking resolution of a Legal Dispute shall first provide the other party a notice of the Legal Dispute that describes in reasonable detail the nature of the Legal Dispute (a “Dispute Notice”) and submit the Legal Dispute for resolution to the Chief Financial Officer of each party. Such parties shall attempt to resolve the Legal Dispute for a period of 15 days. If such parties are unable to resolve such dispute, the dispute shall then be submitted to the Chief Executive Officer of each of Parent and Purchaser for resolution.

     (c)      If the Chief Executive Officers of Parent and Purchaser are unable to resolve such dispute within fifteen (15) days, the parties shall submit the Legal Dispute to mediation by a mediator and at a venue chosen by the parties. If the mediator is not selected by the parties within ten (10) days following the expiration of the fifteen (15) day period referred to in this clause (c) above, the mediator will be chosen by the American Arbitration Association (“AAA”) of the venue selected by the parties or, otherwise, of the State of Delaware. The mediator so chosen by the AAA must be a judge or retired judge who has conducted at least three commercial mediations within the last three years and who has practiced law in the area of mergers and acquisitions or heard at least three cases involving substantial issues in this area. The mediation shall be conducted under such procedures as may be agreed to by the parties or, failing such agreement, under the Commercial Mediation Rules of the AAA.

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     (d)      If the Legal Dispute has not been resolved by the parties within sixty (60) days after the effective date of the Dispute Notice, the Legal Dispute must be submitted to resolution by binding arbitration as provided in this Section 10.10.

     (e)      The parties will endeavor for ten (10) days after the expiration of such sixty (60) day period, or earlier submission to arbitration, to agree upon a single arbitrator and upon the rules for the arbitration, including the rules of discovery for the arbitration of the Legal Dispute. If the parties do not agree upon an arbitrator or the rules of the arbitration within this ten (10) day period or such longer period if the parties so agree, the arbitrator will be chosen in accordance with the Commercial Arbitration Rules of the AAA and the arbitrator will determine the rules of arbitration, including the rules for discovery in connection with the arbitration. The arbitration will be held either in a location agreed upon by the parties within the foregoing ten (10) day period or will be in the State of Delaware. If the arbitrator is not selected by the agreement of the parties, the arbitrator must be a judge or retired judge who has conducted at least three commercial arbitrations within the last three years and who has practiced law in the area of mergers and acquisitions or heard at least three cases on involving substantial issues in this area. The arbitrator will render his or her decision in writing, stating the arbitrator’s findings of fact and conclusions of law. The arbitrator’s findings of fact will be binding upon the parties. The parties intend that the arbitrator strictly apply the law of the State of Delaware in reaching his or her decision and the arbitrator’s conclusions of law will be binding upon the parties in the absence of manifest error. The arbitrator will have no authority to modify the terms of this Agreement, the License Agreement, any Ancillary Agreement or any other Contract or to fashion a remedy that could not be ordered by a court of competent jurisdiction hearing the Legal Dispute.

     (f)      In the event that a Legal Dispute is subject to legal or equitable action and not subject to arbitration as provided in this Section 10.10, that action must be brought in the federal or state courts located in New Castle County, Delaware. Notwithstanding the foregoing, once a suit, action or proceeding has been properly commenced, appropriate cross claims and counter claims may be heard in that matter even though the cross claim or counter claim could not initially have been commenced in that court. Each of the parties hereto irrevocably submits itself to the jurisdiction of a court of appropriate jurisdiction in New Castle County, Delaware and to the extent permitted by Applicable Law, hereby waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, the defense that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Without limiting the foregoing, each party hereby consents to process being served on it in any such suit, action or proceeding at the address of such party referred to in Section 10.04, together with notice of such service to such party, shall be deemed effective service of process upon such party.

     Section 10.11. Waiver of Jury Trial. In the event that a Legal Dispute is subject to legal action and not arbitration under Section 10.10, and to the extent permitted by Applicable Law, each party hereby waives and irrevocably agrees to waive its respective rights to a jury trial with respect to any claim or cause of action based upon or arising out of any of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. The scope of the this waiver is intended to include all Legal Disputes and all claims and causes of action that may

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be filed in any court, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims within the subject matter of this jury trial waiver. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court without a jury. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers contained in this Section 10.11.

     Section 10.12. Amendments; Waiver. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by an instrument in writing signed by the Sellers and Purchaser or, in the case of a waiver, by or on behalf of the party waiving compliance. No waiver by any party hereto of any of the requirements hereof or of any of such party’s rights hereunder shall release the other parties from full performance of their remaining obligations stated herein. No failure to exercise or delay in exercising on the part of any party hereto any right, power or privilege of such party shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege of such party.

     Section 10.13. Disclaimer Regarding Visa International Service Association. Purchaser acknowledges that neither Seller has any authority to make any warranty, representation, acknowledgement, covenant or waiver or grant of any rights or assume any obligations or liability for or on behalf of Visa International Service Association. Each party agrees that nothing in this Agreement should be construed as making any express or implied warranty, representation, acknowledgement, covenant or waiver or grant of any rights, assumption of any obligation or liability binding upon Visa International Service Association. This provision shall not act as a waiver or modification of any representation and warranty of any Seller contained in Article III.

     Section 10.14. Further Assurances. On and after the Closing Date, from time to time, each party hereto shall take such other actions and execute such other documents and instruments of conveyance and transfer as may be reasonably requested by the other parties hereto from time to time to effectuate or confirm the transfer of the Interests in accordance with the terms of this Agreement.

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VISA U.S.A. INC.
by /s/ R. Neil Williams
Name:	R. Neil Williams
Title:	EVP & CFO

MERCHANT PROCESSING HOLDINGS, INC.
by /s/ R. Neil Williams
Name:	R. Neil Williams
Title:	President

TOTAL SYSTEM SERVICES, INC.
by /s/ James B. Lipham
Name:	James B. Lipham
Title:	Sr. EVP & CFO

VITAL PROCESSING SERVICES L.L.C.
By /s/Beverly Wells
Name:	Beverly Wells
Title:	President

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